EXHIBIT 99.1

WEBCAST TRANSCRIPT

SB Financial Group, Inc.
Third Quarter 2013 Financial Results Conference Call Script
October 22, 2013 at 1:00 PM Eastern

Operator, Michael Heywood:

Good afternoon and Welcome, Ladies and Gentlemen, to the SB Financial Group, Incorporated Third Quarter 2013 Earnings Conference Call and Webcast.  At this time, I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode.  We will begin with remarks by management and then open the conference up to the investment community for questions & answers.  We expect the call to last about an hour.  I will now turn the conference over to Ms. Linda Sickmiller with SB Financial.  Please go ahead, Ma’am.

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Good afternoon everyone.  I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site at www.yoursbfinancial.com under Investor Relations for 90 days.  Joining me today are Mark Klein, President and Chief Executive Officer, and Tony Cosentino, Chief Financial Officer, and our Senior Lending Officer, Jon Gathman.

It is also my responsibility to inform you that this call may contain forward-looking statements regarding SB Financial Group’s financial performance, anticipated plans, operational results and objectives.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the Forward-Looking Statements at the end of our earnings release, and you are encouraged to review those factors.  SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call.

I will now turn the call over to Mark Klein.  Mark...

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Linda, and good afternoon everyone.  Welcome to SB Financial Group’s conference call to discuss our third quarter 2013 financial results.  The Company’s earnings press release was made public yesterday, October 21, after the market closed.  It was also posted to our web site, as well as filed with our 8-K.  This is our first conference call in a couple of years and we are delighted to be able to share these business insights and results with the investment community both today and going forward.

I will begin with some opening comments about our third quarter 2013 results.  Tony Cosentino will then review the third quarter financials in more detail.  After that, I will comment on our outlook and strategic initiatives before taking your questions.  Hopefully, you have had a chance to review our quarterly performance.  Here are some highlights:

•	Consolidated earnings were up 3 percent year over year and up 21 percent on a year-to-date basis.
•	Nonperforming assets continued to decline, and now stand at 1.4 percent of total assets.
•	We experienced growth in our portfolio loans, which were up $20.2 million, or 4.4 percent from the prior year
•	Our tangible common equity grew by 12 percent to 6.2 percent at the quarter end, and…
•	Today, we announced our fourth consecutive dividend, which increased 17 percent over the prior dividend.

For the quarter, we reported net income of $1.34 million, compared with $1.3 million for the third quarter of 2012.  On a fully diluted earnings per share basis, earnings were $0.28 per share, compared to $0.27 per share, for the comparable period in 2012.  While we are pleased with our consistent earnings trends over the past seven quarters, we remain committed to identifying and deploying new strategies that we feel will lead to continued performance improvement.

Our key goals this past quarter were:

•	growing and maintaining our diverse sources of revenue,
•	expanding our loan portfolio,
•	improving asset quality metrics and
•	finalizing the migration of data processing from RDSI to State Bank.

With the loss of data processing revenue over the past couple of years at RDSI, as well as ancillary services from community banks in network services and disaster recovery, we strategically selected this quarter to bring the remaining network services expertise in-house to State Bank to better position us to expand our core banking revenue.  This structural change at RDSI and DCM now allows us to focus on our one and only remaining business line - Item Processing -  for our 20 client banks.

Our revenue diversity remains a strength for our Company, particularly in this low-rate environment.  Non Interest Income for our company remains robust at 41 percent of total revenue.  On an annualized basis, that includes our $340 million in assets under management in our wealth management division, contributing $2.7 million in revenue, our traditional deposit services accounting for $2.5 million, and our mortgage banking activities generating another $3.2 million. These revenue sources, coupled with our $600 million mortgage servicing portfolio and related servicing fees of nearly $1.2 million annualized, places us in a position to grow our revenue, even in this protracted, low-rate environment. As one data point around this opportunity, our aggressive entrance to residential sold mortgages has provided significant upside potential to expand our scope with the 68 percent of existing households who currently use two or less of our services.

Our intent is to sell deeper into our client base by cross-selling initiatives with existing clients and implementing stronger cross-selling efforts as we add new clients in the future.  In the third quarter of 2013, we opened 563 checking accounts and achieved a cross-sell ratio of 3.45 additional services with each checking account, or over 700 additional services to these new and existing households.

We continue to work interdependently amongst our business lines.  To date, over 87 percent of our staff has made a referral to another business line.  Collectively, referrals made to business partners have led to closed business this quarter of over $18 million, in either loans, wealth management assets and deposits.  We continue to proactively solve client needs and our results are encouraging.

Turning to loans, we are pleased to report a quarterly loan balance growth of $11.2 million, or 2.4 percent for the quarter, coming predominantly from our Toledo, Defiance and Columbus markets.  While we continue to see incremental improvement in our local economies, we remain cautious on growth opportunities that are of less than the highest quality.  Our growth has been balanced with contributions both from expanding existing relationships and adding new ones.

At the same time, after the industry-wide turmoil of past years, we are very pleased that each of our asset quality metrics continues to show improvement. Our past due loans are at a five-year low of 0.47 percent, our charge-offs have declined to 17 basis points, and our coverage of nonperforming assets, or NPAs, is at 97 percent.  Loan growth is certainly important to us but clearly not at the expense of loan quality.

This quarter, we also launched an initiative to counter a global trend also affecting the entire banking industry: the systemic decline in the levels of consumer borrowing.  In June, we introduced a proprietary, rewards-based credit card program.  Over five years ago, we exited the credit card business in the face of economic uncertainties and now feel compelled to re-enter this market and add one more service opportunity to our 27,000 households.  In a little over four months, we have already opened 450 accounts with a goal of 2,000 accounts by the end of the year.

As we look ahead, the northwest Ohio economy continues to gain strength.  The prospects for growth continue to improve.  SB Financial Group remains positioned, well positioned, to continue our success as a leader in our markets.  Our improved capital position is creating opportunities for us to fully participate in these improving trends as they play out in 2014, while enabling us to continue to strengthen our financial performance and to help our clients grow and prosper.

At this time, I would like to turn the call over to our CFO, Tony Cosentino, to give you more detail on our operating performance this quarter. Tony…

Tony Cosentino, Chief Financial Officer, SB Financial Group, Inc.

Thanks, Mark.  We are experiencing the broad financial sector trends that are affecting others in our industry as we saw asset rates rise during the quarter and the mortgage market moved away from a predominantly refinance market.

Turning first to the balance sheet, we were pleased with the overall loan growth we experienced this quarter.  Total loans held for investment increased $20.2 million, or 4.4 percent, over September 30, 2012, with commercial real estate loans increasing $11.5 million, or 5.8 percent, and residential real estate loans increasing $10.8 million, or 12.5 percent. We made the decision early this year to retain a bit more of our highest quality variable priced residential real estate loans on our balance sheet and forgo selling these in the secondary market. This has helped us to supplement our loan outstandings. Our pipeline remains solid, especially in our Columbus and Toledo markets, and our calling officers are engaged in more client acquisition today than a year ago.

SB Financial’s asset quality also improved in the third quarter.  Nonperforming assets declined to $8.8 million, down $633 thousand, or 6.7 percent from the prior year.  Nonperforming assets are at 1.4 percent of total assets, compared to 1.5 percent in the third quarter of 2012.  For the quarter, gross loan charge offs were flat while recoveries declined to $13 thousand resulting in net charge-offs for the quarter of $290 thousand, up slightly from the prior year period.  At 17 basis points today, our year-to-date net charge-off ratio has returned to a level more in line with expectations.  Total delinquent loans declined by $1.4 million, or 39 percent, to $2.3 million, against September 2012, and showed improvement in all categories.  Delinquent loans in the 30-89 day category fell to just 9 basis points of total loans, slightly down from a year earlier.

The loan loss provision for the 2013 third quarter was $400 thousand, which covered net charge-offs for the quarter of $294 thousand.  For the year, provision has outpaced net charge-offs by $309 thousand.  While at the same time, we continue to be well provisioned against future loan performance, as our allowance for loan losses continued at 1.5 percent of total loans, providing 97 percent coverage of nonperforming loans.  This compares to reserve coverage of 96 percent at the end of the third quarter of 2012.

Looking forward, we will continue to identify lending opportunities primarily in commercial and industrial projects.  Targeted calling in our Toledo and Columbus markets is yielding a solid pipeline for the fourth quarter and into 2014.

We believe SB Financial is well-positioned to succeed as a strong community bank, while strategically building on the lending and market opportunities in the communities we serve.

Let’s now turn to operations:

Yesterday, we announced consolidated net income of $1.34 million for the third quarter of 2013, reflecting a 3.1 percent increase over the net income of $1.30 million that we recorded during the third quarter of 2012.  On a diluted earnings per share basis, we earned $0.28 per share during the third quarter of 2013, an increase from the $0.27 per share that we earned during the third quarter of 2012.

For the nine months ended September 30, 2013, net income was $4.0 million, or $0.82 per diluted share, compared to $3.3 million, or $0.68 per diluted share, a 21 percent increase from the prior year period.

Net interest income on a fully tax equivalent basis was $5.3 million for the quarter, compared with $5.5 million in the September 2012 quarter.  Net interest margin was 3.72 percent, compared to 3.91 percent a year earlier, reflecting a decline in total interest income due to declining yields in our loan and investment portfolio.  Total loans increased 4.4 percent, or $20.2 million, to $475.2 million at September 2013, which has partially offset the lower net interest environment.  We continue to be very conscious of the quality of new loan originations, which has required us to more aggressively price credits in order to maintain these growth levels.

We have offset the downward pressure on asset yields over the past year by managing aggressively our cost of funds.  The cost of interest bearing liabilities is now down to 83 basis points this quarter, a reduction of 27 basis points, or 25 percent from the prior year.

Net bank -  net mortgage banking income, consisting of gains on the sale of mortgage loans and net loan servicing fees, was $1.8 million for the third quarter of 2013, compared to $1.4 million for the year-ago quarter.  The mortgage servicing portfolio at the end of quarter was $597.0 million, up $108 million, or 22 percent, from the close of the third quarter of 2012.  We did recapture some mortgage servicing rights impairment during the quarter of $200 thousand, and we have remaining $165 thousand in future potential recapture.  Our servicing rights are currently valued at 104 basis points.

In addition to mortgage activity, wealth management increased revenue by 3.6 percent from the year-ago quarter as assets under management grew by $30.2 million, or 9.8 percent, to $339.7 million.  Noninterest income contributed 41.3 percent of third quarter 2013 revenue, compared to a 38.2 percent contribution for the third quarter of 2012

Non-interest expense declined $0.2 million, or 2.4 percent, to $6.6 million from the third quarter a year ago.  Expenses were also down on a linked quarter basis by 7.3 percent reflecting lower mortgage volume and reduced expenses related to our name and logo change from the second quarter.  Year-to-date FDIC insurance is down 43.0 percent from the prior year, reflecting State Bank’s improved risk profile.

We remain a well-capitalized banking organization.  As of Sept. 30th, our bank’s total risk-based capital was estimated to be $60.0 million, or $21.6 million above the well-capitalized level, with an estimated total risk-based capital ratio of 12.6 percent.

This completes my overview of the quarter, now I will turn the call back over to Mark for some final comments.  Mark…

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Tony.

We are pleased with the financial results for the quarter and meeting our goals of consistent quality earnings, but certainly not satisfied.  We have not relied upon investment gains or reserve releases to supplement earnings during this quarter or year to date.  Our focus continues to be to expand our presence in all of our markets, by deepening relationships with our existing client base and capturing market-share from our competition.

The net result of our initiatives this past year has been to grow and strengthen our balance sheet and improve profitability.  We added $4.8 million to our tangible equity during the last 12 months, achieving our short term goal of 6 percent tangible common equity from internally-generated profits while increasing our return on average assets to 84 basis points for the quarter.  Our return on tangible common equity was a healthy 14 percent for the quarter.

Deposit rates continue to remain at historic lows.  We expect that this environment will persist well into 2014, and that lower asset yields will continue to exert pressure on our net interest margin, without any offsetting benefit from lower deposit costs, which declined to 44 basis points in the third quarter.

In summary, we managed our way through the headwinds of a struggling economy, stabilized our company by exiting an underperforming technology venture, and successfully faced the combined challenges of a housing and credit meltdown.  We have been tested, and have learned many lessons in the process -- which we plan to apply going forward to strengthen our financial performance.  Although we feel we will see only marginal growth in GDP in the coming quarters as it affects our business region, we remain optimistic about our prospects to grow our loan book, expand services per household and build shareholder value.  Our model is based on proactive identification of client financial needs and we are becoming better every quarter in providing the right client-focused solutions.  And now, I’d like to turn the call over to Linda Sickmiller for the Q&A portion.

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Thank you, Mark.  Operator Michael, we are now ready for our first question.

*** Operator Instructions for asking questions ***

Operator: Looks like we have a question from Matthew Dodson of JWest LLC. Please go ahead.

Matthew Dodson, JWest LLC: Can you just talk a little bit about the pipeline that you see relative to the loan book and can you also talk about maybe the opportunities you see in acquisition and getting bigger?

Mark Klein: Sure. Tony, if you’d want to take the pipeline –

Tony Cosentino: Absolutely. Matt, thanks for the question. We have been seeing a positive pipeline in mainly our Columbus and Toledo markets and some Defiance. Um, it continues to be, um, we have been choosey about having a higher credit quality that we’re looking at, and as the economy is slowly improving, we are getting more opportunities to expand our client relationship.

Mark Klein: Yeah, Matt, with regard to acquisitions, as you well know, our currency has strengthened substantially in the last year and a half or so, um, we’re very bullish in the team we have in our Toledo market, as well as the Columbus market, and now that we’re trading roughly at 100 percent of tangible book, we think there may be some opportunities out there, and of course, we know one of our weaknesses is tangible common equity, which will be addressed in the coming months and quarters, as well. But we keep our eyes open and we certainly have markets that we want to get deeper into.

*** Operator provides instructions for placing a question ***

Linda Sickmiller:  While we’re waiting for additional questions, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations until January 22, 2014.

Operator: And it looks like we have a follow-up question from Mr. Dodson’s location of JWest LLC. Please go ahead, sir.

Matthew Dodson: I was surprised in the quarter that you didn’t write-up the MSR. Can you talk a little bit about that? It just seems like the value and the income should have been greater. Is that just a conservatism that you’re building in, and then can you talk a little bit about what you’re seeing in the mortgage pipeline as you’re going into the fourth quarter?

Tony Cosentino: Yeah, Matt, I’ll talk about the MSRs quickly and then Mark, I’m sure, will talk about the mortgage pipeline a bit.  We use an external evaluation on our mortgage servicing rights and, um, currently valued at 104 basis points, um, the issue have been for our portfolio – it’s fairly new and we did a significant level of volume in 2011 and 2012, and while pre-payment speeds slowed down during the quarter, they kind of slowed down near the end of the quarter. I would expect pre-payments will continue to slow down and we might be able to recapture a bit more of the available recapture which is out there – which is fairly insignificant at this point - $165,000. To date, we’ve recaptured close to $700,000 during 2013, so that’s kind of the bulk that we have outstanding when we arrived on January 1st.

Mark Klein: Yeah, Matt, regarding the mortgage volume, certainly Columbus has been a bright spot in our operation. To date we’ve done about 1,280 mortgages for a couple hundred million and we’ve certainly seen it drop about 30 percent; but the nice thing about our Columbus market is that right now 90 percent of all our mortgages we’re doing down there are brand new clients to us in refinancing at our bank, State Bank here; in the Defiance operation, it’s about 70/30, making our total about 80/20. So while the numbers are down, we still continue to add a fair number of new households to our operation. I’m thinking this year we’ll hit the $240 million mark, which will probably put us at the $40 million for the fourth quarter.

Matthew Dodson: Okay, thank you.

*** Operator provides instructions for placing a question ***

Operator: Well at this time it appears that we have no further questions. I would now like to turn the conference back over to Mr. Klein for any closing remarks. Sir…

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you. Before I close, I would like to thank our staff members for their diligent pursuit of customer-focused solutions, our clients for their continued trust and our stockholders for their ongoing confidence in management. We look forward to speaking with you in January for a review of our full-year results.  Good-bye, and have a good day.

Operator: And we thank you, sir, for your time and to the rest of management. At this time you may disconnect your lines. The conference call is now concluding. Thank you and have a nice day.

####